Exhibit 99.1

Cocrystal Pharma’s Norovirus Oral Antiviral Candidate Demonstrates Potent Activity Against the Emerging GII.17 Variants

○	Norovirus GII.17 variants have overtaken GII.4 as the most prevalent strain and significantly increased norovirus outbreaks in the U.S. and European countries in 2024-2025
○	Cocrystal Pharma’s pan-viral protease inhibitor CDI-988 shows superior broad-spectrum antiviral activity against major norovirus variants including GII.4 and GII.17 strains
○	Company reported favorable safety and tolerability of CDI-988 in Phase 1 and plans to initiate a human challenge study in 2025 for the treatment and prevention of norovirus infection

BOTHELL, Wash. (April 24, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”) announces that its investigative drug candidate CDI-988 was shown to bind to the highly conserved region of the GII.17 protease with excellent potency, similar to that shown across a range of GII.4 norovirus variants that had been the dominant worldwide strains until this year. The high resolution GII.17 protease crystal structures used in determining CDI-988’s activity were obtained using the Company’s proprietary structure-based platform technology. Cocrystal plans to initiate a human norovirus challenge study in 2025 in the U.S. to evaluate CDI-988 as a potential prevention and treatment of norovirus infection.

“Norovirus is the most common cause of acute gastroenteritis worldwide, yet there are no approved antiviral treatments or vaccines available to combat it,” said Sam Lee, Ph.D., Cocrystal’s President and co-CEO. “Norovirus antiviral and vaccine development has been extremely challenging due to high diversity among variants that include 10 genogroups and 49 genotypes. We are gratified to have determined the first crystal structure of GII.17 protease and demonstrated broad-spectrum antiviral activity of CDI-988 against newly circulating major norovirus GII.17 variants. Based on a novel mechanism of action and superior broad-spectrum antiviral activity, CDI-988 is a compelling candidate for advancement as a first-in-class oral antiviral to be used for both prevention and treatment of norovirus infection.”

“Norovirus is a noteworthy research target considering that each year an estimated 685 million cases and approximately 50,000 child deaths are attributed to this virus worldwide, leading to a societal cost estimated at $60 billion,” said James Martin, Cocrystal’s CFO and co-CEO. “We are addressing the urgent need for norovirus and other emerging viral outbreaks through our platform technology that facilitates the rapid, efficient development of potentially highly effective and safe direct-acting antivirals.”

Pan-Viral Inhibitor CDI-988

CDI-988 is a protease inhibitor specifically designed and developed as a broad-spectrum antiviral inhibitor to a highly conserved region in the active site of 3CL viral proteases. Based on a novel mechanism of action and superior broad-spectrum antiviral activity, CDI-988 is a compelling candidate for advancement as a first-in-class oral treatment for both noroviruses and coronaviruses. The Company has completed a single-center, randomized, double-blind Phase 1 study in healthy adults evaluating safety, tolerability and pharmacokinetics including a food-effect cohort of orally administered CDI-988 compared with placebo.

Structure-Based Platform Technology

Cocrystal’s proprietary structural biology, along with its expertise in enzymology and medicinal chemistry, enable its development of novel antiviral agents. The Company’s platform provides a three-dimensional structure of inhibitor complexes at near-atomic resolution, providing immediate insight to guide Structure Activity Relationships. This helps to identify novel binding sites and allows for a rapid turnaround of structural information through highly automated X-ray data processing and refinement. The goal of this technology is to facilitate the development of best-in-class antiviral therapies that have fast onset of action and/or shortened treatment time, are safe, well tolerated and easy to administer, are effective against all viral subtypes that cause disease and have a high barrier to viral resistance.

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About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of noroviruses, influenza viruses, coronaviruses (including SARS-CoV-2), and hepatitis C viruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Cocrystal’s plans to initiate a human challenge study in 2025 for its oral norovirus product candidate, the potential efficacy of such product candidate, and the potential market for such product candidate. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, our need for additional capital to fund our operations over the next 12 months, risks relating to our ability to obtain regulatory authority for and proceed with clinical trials including the recruiting of volunteers for such studies by our clinical research organizations and vendors, the results of such studies, our collaboration partners’ technology and software performing as expected, general risks arising from clinical studies, receipt of regulatory approvals, regulatory changes, and potential development of effective treatments and/or vaccines by competitors, and potential mutations in a virus we are targeting that may result in variants that are resistant to a product candidate we develop, the impact of the Trump Administration’s policies and actions on regulations affecting the FDA and other healthcare agencies and potential staffing issues resulting therefrom, as well as other government actions such as tariffs which may cause delays or force us to incur additional costs to proceed with our development programs. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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